Exhibit 24.1
WILLIAMS PIPELINE GP LLC
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS that each of the undersigned individuals, in their capacity as a director, as hereinafter set forth below their signature, of Williams Pipeline GP LLC, a Delaware limited liability company (the “Company”), as general partner of Williams Pipeline Partners L.P. (the “Partnership”), does hereby constitute and appoint JAMES J. BENDER, LA FLEUR C. BROWNE and SARAH C. MILLER their true and lawful attorneys and each of them (with full power to act without the others) their true and lawful attorneys for them and in their name and in their capacity as a director of the Company, as hereinafter set forth below their signature, to sign the Partnership’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009, and any and all amendments thereto or all instruments necessary or incidental in connection therewith; and
          Each of said attorneys shall have full power of substitution and resubstitution, and said attorneys or any of them or any substitute appointed by any of them hereunder shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys or any of them or of any such substitute pursuant hereto.
          IN WITNESS WHEREOF, the undersigned have executed this instrument, all as of the 23rd day of February, 2010.

/s/ H. Brent Austin	/s/ Donald R. Chappel

H. Brent Austin	Donald R. Chappel

/s/ Emmitt C. House	/s/ Steven J. Malcolm

Emmitt C. House	Steven J. Malcolm

/s/ Rodney J. Sailor	/s/ Phillip D. Wright

Rodney J. Sailor	Phillip D. Wright

/s/ Steven L. Zelkowitz

Steven L. Zelkowitz